UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2016

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2016, A. Charlene Sullivan, Ph. D., John B. Landis, Ph. D. and David L. Omachinski retired from the Board of Directors (the “Board”) of Bioanalytical Systems, Inc. (the “Company”). Each of Dr. Sullivan, Dr. Landis and Mr. Omachinski had served for over 5 years and the Company is deeply grateful to these three individuals for their exemplary leadership and their personal dedication to the Company and its shareholders. In connection with their retirement from the Board, the retiring directors also retired from their respective positions on the Board’s committees. Additionally, Dr. Landis retired as Chairperson of the Board.

 Item 7.01 Regulation FD Disclosure

After the retirements described above, the four remaining members of the Company’s Board of Directors are Richard A. Johnson, Ph. D., Wendy Perrow, and Larry S. Boulet, all of whom are independent directors under NASDAQ requirements, and Jacqueline M. Lemke, the Company’s President and Chief Executive Officer. After consideration of various factors, including the Company’s current size, the challenges facing the Company and the background and expertise of the remaining Board members, the Board voted unanimously to reduce the size of the Board to a maximum number of four directors.

The Board also voted unanimously to make the following Board committee assignments: (1) Wendy Perrow was appointed as the Chairperson of the Board’s Compensation Committee and Messrs. Johnson and Boulet were appointed as members of the committee. (2) Dr. Johnson was appointed as the Chairperson of the Board’s Nominating/Corporate Governance Committee and Ms. Perrow was appointed as a member of the committee. Mr. Boulet will continue as a member of the committee. (3) Mr. Boulet will remain Chairperson of the Audit Committee and Ms. Perrow and Dr. Johnson were appointed members of the committee.

The Board of Directors expects to fill the Board’s Chairperson vacancy shortly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: July 22, 2016	By:	/s/ Jill C. Blumhoff
Jill C. Blumhoff
Chief Financial Officer,
Vice President of Finance